Exhibit 5

[[LETTERHEAD]]


STEPP LAW GROUP

August 31, 2001


Norrlanska Kross, Inc.
10077 E. County Line Road
Longmont, Colorado 80501

       Att: The Board of Directors

       Re: Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to Norrlanska Kross, Inc., a Colorado corporation (the "Company"), and in such capacity have examined the form of Registration
Statement on Form SB-2 ("Registration Statement") to be filed with the Securities and Exchange Commission ("Commission") by the Company in connection with the registration pursuant to the Securities Act of 1933, as amended ("Act"), of (i) 1,453,304 shares of issued and outstanding no par value common stock of the Company acquired by certain selling security holders in private placement transactions; (ii) 395,000 shares of no par value common stock underlying outstanding warrants, which warrants were acquired by certain selling security holders in private placement transactions, and (iii) as many as 500,000 shares of no par value common stock to be issued by the Company pursuant to an offering of shares by the Company.

In rendering the following opinion, we have examined and relied upon only the following documents described below. In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity, accuracy and completeness of the documents submitted to us as originals; and (iii) conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

1.   The Articles of Incorporation of the Company;
2.   The Bylaws of the Company, as amended to date;
3. Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the shares referenced herein; and
4.   The Registration Statement.

We have not undertaken, and shall not undertake, any independent investigation beyond such documents, or to verify the adequacy or accuracy of such documents. Based upon the foregoing, and relying solely thereon, it is our opinion that the issued and outstanding shares held by the selling security holders are duly authorized, validly issued and non-assessable; and that the shares underlying the warrants, and the shares authorized for issuance by the Company in the offering, will be, when issued, duly authorized, validly issued and non-assessable.

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We express no opinion as to compliance with the securities laws or other laws in any foreign jurisdiction in which the shares referenced herein may be offered and sold and as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the shares.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit, and, in fact, we hereby deny, that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

Other than as provided herein, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law, and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing in this opinion shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The Company is hereby advised, urged and encouraged to retain securities counsel in each jurisdiction outside the United States in which the shares of its common stock may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.

Sincerely,

STEPP LAW GROUP


/s/ Thomas E. Stepp, Jr.
------------------------
By: Thomas E. Stepp, Jr.